Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

Cutis Cura Corporation,

(a Delaware corporation),

PMGC HOLDINGS INC.

(a Nevada corporation),

ELEVAI SKINCARE INC.

(a Delaware corporation),

AND

CARMELL CORPORATION

(a Delaware corporation)

DATED AS OF DECEMBER 31, 2024

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on December 31, 2024, by and among Cutis Cura Corporation, a Delaware corporation (the “Buyer”), Elevai Skincare Inc., a Delaware corporation (the “Seller”), PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), and, Carmell Corporation, a Delaware corporation and the sole stockholder of the Buyer (“Carmell”). Each of the Buyer, Carmell, the Seller, and Parent shall be referred to herein from time to time individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller is engaged in the business of developing and commercializing innovative skincare and haircare products, catering to both business to business and business to consumer markets in the United States and internationally (the “Business”);

WHEREAS, the Buyer desires to purchase from the Seller and Parent, and the Seller and Parent desire to sell or otherwise convey to the Buyer, substantially all of the assets of the Seller and Parent used or held for use in the connection with the Business except for the Excluded Assets (as defined below), upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of the Seller, and Parent will directly and indirectly benefit from the transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties (intending to be legally bound) hereby agree as follows:

ARTICLE I

Definitions and Interpretation

SECTION 1.01. DEFINITIONS

The following capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in this Section 1.01 below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Assigned Contract” means any Contract to which Seller or Parent is a party in relation to the Business or by which the Business or the Purchased Assets are bound, including amendments, modifications, supplements, renewals, extensions and guarantees related thereto, that are set forth on Schedule 1.01 attached hereto, including any Additional Contract designated by the Buyer in accordance with Section 7.03following the applicable Additional Contract Assignment.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Pennsylvania are authorized or required by Law to be closed for business.

“Buyer Indemnified Persons” means, collectively, the Buyer, its Affiliates, and each of their respective officers, directors, employees, shareholders, agents, successors and permitted assigns; and each of them individually is a “Buyer Indemnified Person.” Each Buyer Indemnified Person not a party hereto is hereby expressly made and designated as a third-party beneficiary of this Agreement and shall have the right, power, and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Common Stock” has the meaning set forth in the definition of Market Value.

“Competing Business” means any business that engages in the development, distribution, marketing or sale of products or services which are competitive with any Products and which are directly or indirectly marketed, sold, provided or distributed in any state in the United States and any foreign country, in each case, in which the Seller or Parent marketed, sold, provided or distributed any Products at any time during the 12-month period ending on the Closing Date.

“Contract” means any contract, lease, license, instrument, note, commitment, undertaking, indenture, or other agreement, commitment, or legally binding arrangement, whether written or oral.

“Control” (including “Controlling,” “Controlled” or “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Disclosure Schedules” means the disclosure schedules delivered by the Seller and Parent concurrently with the execution and delivery of this Agreement.

“Equity Interests” shall mean any equity interest, equity ownership, or other record of ownership interest on the books or records of the Seller or any security issued with respect to an ownership interest in the Seller.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FTC” means the United States Federal Trade Commission and any successor agency thereto.

“Fundamental Claim Losses” means all Losses attributable to Fundamental Claims.

“Fundamental Claims” means all claims made by Buyer Indemnified Persons pursuant to Section 9.01 for the breach of a Fundamental Representation and Warranty.

“Fundamental Representations and Warranties” means, collectively, the representations and warranties made by Seller in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.21 and 4.22 and each such representation and warranty individually is a “Fundamental Representation and Warranty.”

“GAAP” means Generally Accepted Accounting Principles for financial reporting in the United States of America, including those required by the Public Company Accounting Oversight Board as applicable to publicly traded companies.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership of such entity; (c) if a limited partnership or limited liability partnership, the limited partnership agreement or limited liability partnership agreement and the certificate of limited partnership or limited liability partnership of such entity; (d) if a limited liability company, the articles or certificate of organization or formation and the operating agreement or limited liability company agreement of such entity; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, subscription agreements, restricted share grant agreements, share purchase agreements, share grant plans, or other agreements, plans or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment, modification or supplement to any of the foregoing.

“Governmental Authority” means any: (a) international, multinational, federal, national, state, local, municipal, foreign or other government or political subdivision thereof; (b) governmental authority of such government or political subdivision (including any agency, branch, department, board, commission or other similar governmental entity exercising governmental powers), to the extent that the rules, regulations or orders of such authority or governmental entity have the force of Law; (c) entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions; or (d) court or tribunal of competent jurisdiction.

“Indemnified Person” means any Person entitled to indemnification under this Agreement.

“Indemnifying Person” means any Person required to indemnify another Person under this Agreement.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise; (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge” (a) as to the Seller, means the fact or other matter to which the term “Knowledge” relates is known or should be known after reasonable inquiry to any member of the Management Team, and (b) as to the Buyer, means the fact or other matter to which the term “Knowledge” relates is known or should be known after reasonable inquiry to Rajiv Shukla, Kendra Bracken-Ferguson or Bryan Cassaday. It excludes any matter that might be altered by Law after Closing.

“Law” means any constitution, law, ordinance, principle of common law, code, statute, rule, regulation, agency guidelines or treaty of any Governmental Authority, including but not limited to the JOBS Act, WARN Act, Sarbanes Oxley Act, Privacy Laws, and Securities Laws.

“Lien” means any lien, pledge, security interest, encumbrance, mortgage, charge, claim security interest, equitable interest or restriction of any kind or nature.

“Litigation” means any charge, demand, notice of violation, arbitration, audit, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Losses” means any and all losses, damages, liabilities, judgments, fines, penalties, costs and expenses, including reasonable, documented attorneys’ fees and expenses; provided, however, that Losses shall not include any punitive or exemplary damages unless specifically awarded: (a) to a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) in connection with a Third-Party Claim; or (b) in connection with a claim based on fraud.

“Management Team” means, collectively, Graydon Bensler and Braeden Lichti.

“Market Value” means the per share price equal to the volume weighted average closing price of Carmell’s common stock, par value $0.0001 per share (“Common Stock”), for the ten consecutive Trading Days ending two days prior to the Closing Date.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Adverse Effect” means any event or occurrence that has a material negative effect on the Business, assets or condition (financial or otherwise) of the Seller, other than any event or occurrence relating to: (a) changes to the economy of the United States of America, the global economy, or the economies, industries or markets in which the Seller operates; (b) changes in general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Seller operates; (c) changes resulting from acts of war (whether or not declared), military action or any act of terrorism, or the escalation or worsening thereof; (d) changes in the debt, financing, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (e) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) actions permitted by or contemplated under this Agreement; (g) changes resulting from any pandemics or epidemics or any natural or man-made disaster or acts of God; provided, however, that any event or occurrence referred to in clauses (a), (b), (c), (d), (e) or (g) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such event or occurrence has a disproportionate effect on the Seller compared to other participants in the industries in which the Seller conducts its business; providedthat a change in the market price or trading volume of the Common Stock alone shall not be deemed, in and itself, to constitute a Material Adverse Effect.

“Order” means any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Permit” means any approval, consent, license, permit, waiver, or other authorization required to be obtained from any Governmental Authority or pursuant to any Law.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, unincorporated organization, association or other entity or any Governmental Authority.

“Privacy Laws” means all Laws that govern the Processing of personal data or governing privacy, data protection, data security, data or security breach notification, including, to the extent applicable, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Health Insurance Portability and Accountability Act of 1996 and state Laws concerning the privacy or security of health information, the CAN-SPAM Act, the Telephone Consumer Protection Act and other Laws regulating the use of personal data for marketing purposes in the United States.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Product” means any product or service which the Seller or Parent developed, marketed, sold, provided, or distributed with respect to the Business at any time during the 12-month period ending on the Closing Date.

“Regulatory Liabilities” shall mean any liabilities or losses arising from or in connection with any Litigation, examination, inquiry or request initiated by a Governmental Authority with respect to the Products or any violation or alleged violation of any Law or any other requirement of the FDA, FTC or any other similar Governmental Authority prior to the Closing.

“Representative” means, with respect to a particular Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“Restricted Period” means the period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements, and other documents required to be filed by Parent under the Securities Act and the Exchange Act, as applicable, including pursuant to Section 13(a) or 15(d) thereof, including the exhibits thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Persons” means, collectively, the Seller, Parent, their respective Affiliates and the respective officers, directors, contractors, shareholders, agents, and successors and permitted assigns of each of the foregoing; and each of them individually is a “Seller Indemnified Person.” Each Seller Indemnified Person not a party hereto is hereby expressly made and designated as a third-party beneficiary of this Agreement and shall have the right, power, and authority to enforce the rights granted to him, her, or it hereunder as though he, she or it were a party hereto.

“Tax” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), imposed, assessed or collected by or under the authority of any Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group; and (c) all liabilities for the payment of any amounts described in clauses (a) or (b) as a result of being a transferee of or successor to any Person, by contract or otherwise.

“Tax Return” means any return (including any information return or supporting material), report, statement, schedule, notice, form or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Trading Day” means any day on which the primary market on which shares of Common Stock are listed as open for trading.

“Transaction Documents” means this Agreement and any other agreements, instruments, and documents required to be delivered pursuant to this Agreement.

“USPTO” means the U.S. Patent and Trademark Office.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state, or local Laws.

SECTION 1.02. CONSTRUCTION AND INTERPRETATION

Section and Other References. The meanings of the terms defined herein are equally applicable to the singular and plural of such defined terms. Except as otherwise specifically provided, the words “hereof,” “herein,” “hereto,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references herein to “Section,” “subsection,”“paragraph,” “subparagraph,” “Article,” “Exhibit,” or “Schedule” refer to the sections, subsections, paragraphs, subparagraphs, articles, exhibits, and schedules to this Agreement, as appropriate.

(a)
Headings. The headings of articles, sections and subsections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
(b)
No Strict Construction. This Agreement and all Exhibits and Schedules are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule shall be construed against any Party because of its or its counsel’s involvement in its preparation.
(c)
Currency and Payment Methods. Except as otherwise specifically set forth herein, all references to dollars, “$” or other monetary values or currency herein shall be deemed to be references to the currency of the United States of America. Any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified check or by any other method that provides immediately available funds.
(d)
Words of Inclusion. When used herein, the terms “including” and “include” mean including without limiting the generality of any description preceding such term.
(e)
Statutes and Regulations. Unless otherwise provided herein, any reference to any Law shall refer to such Law as in effect as of the date of this Agreement.
(f)
Payment / Action Dates. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
(g)
Time Periods. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Eastern Time on the last day of the period. If any period is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Eastern Time on the next succeeding Business Day.
(h)
Writing. References to “in writing,” “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, text messaged, or otherwise capable of being visually reproduced at the point of reception.

ARTICLE II

PURCHASE AND SALE OF ASSETS

SECTION 2.01. PURCHASE AND SALE OF ASSETS

On the terms and subject to the conditions set forth herein, at the Closing and for the consideration further described in this Article II, the Seller and Parent, as applicable, shall sell, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller and Parent, free and clear of any and all Liens, all of the Seller’s and Parent’s right, title and interest in, to and under the assets, properties and rights of every kind and nature and wherever located that relate to, or are used or held for use in connection with, the Business (other than the Excluded Assets) (the “Purchased Assets”).

SECTION 2.02. EXCLUDED ASSETS

Notwithstanding any other provision hereof, the Purchased Assets do not include, and the Buyer is not purchasing from the Seller or Parent, the assets, rights and properties of the Seller or Parent, as applicable, listed on Schedule 2.02 attached hereto (the “Excluded Assets”). The Buyer shall in no way be deemed or construed to have purchased or otherwise acquired (or to be obligated to purchase or otherwise acquire) any right, title or interest in any of the Excluded Assets, and each of the Seller and Parent, as applicable, retains ownership of all such Excluded Assets following the Closing Date.

SECTION 2.03. ASSUMED LIABILITIES

On the terms and subject to the conditions set forth herein, at the Closing, the Buyer shall assume and become liable for only the following liabilities and obligations of the Seller and Parent, as applicable (the “Assumed Liabilities”): (a) all trade accounts payable of the Seller to third parties in connection with the Business that remain unpaid as of the Closing Date; and (b) all liabilities and obligations in respect of the Assigned Contracts but only to the extent that such liabilities thereunder (i) are required to be performed after the Closing Date, (ii) were incurred in the ordinary course of business, and (iii) do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by the Seller, Parent or any of their respective Affiliates on or prior to the Closing.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any debts, liabilities, payables, Taxes or other obligations of the Seller, Parent or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Excluded Liabilities will continue to be liabilities and obligations of the Seller or Parent, as applicable, from and after the Closing, and will be fully and timely paid, performed, satisfied and discharged by the Seller or Parent when due.

SECTION 2.04. PURCHASE CONSIDERATION

In consideration for the Purchased Assets, subject to the terms and conditions of this Agreement, the Buyer or Carmell shall, as applicable:

(a)
issue to the Seller, at the Closing, shares of Common Stock having an aggregate Market Value of $1,075,463, of which $100,000 shall be withheld by Carmell for 12 months after the Closing Date pursuant to the terms of this Agreement to secure the indemnification obligations of the Seller and Parent set forth in Article IX(the “Indemnification Holdback Amount” and, such shares, less the Indemnification Holdback Amount, the “Closing Stock Consideration”);
(b)
assume the Assumed Liabilities pursuant to the execution and delivery of the Assignment and Assumption Agreements (as defined below) to the Seller;
(c)
pay to the Seller $56,525 in cash within 60 days following the sale by the Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing; and
(d)
pay to the Seller the Earnout Payments, if and when payable pursuant to Section 2.05.

SECTION 2.05. EARNOUT

As additional consideration for the Purchased Assets, the Buyer shall pay to the Seller the following:

(a)
For each year ending on the anniversary of the Closing Date during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined below) of the Buyer generated during such year from existing products of the Business as of the Closing, to be paid by the Buyer within five (5) Business Days of the filing of Carmell’s Annual Report on Form 10-K following the end of such year; and
(b)
Within 60 days following the achievement of $500,000 in net revenue by the Buyer from sales of the existing hair and scalp products of the Business as of the Closing on or before the 24-month anniversary of the Closing Date, a milestone payment equal to $500,000 in immediately available funds to an account designated by the Seller in writing.

All payments pursuant to this Section 2.05 that are paid to the Seller shall (i) be treated as an adjustment to the purchase price hereunder for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable Law, and (ii) be allocated among the assets of the Seller in accordance with the principles forth in the Allocation Schedule (as defined below).

As used in this Agreement, the term “Net Sales” shall mean the aggregate gross sales minus (i) trade discounts, credits or allowances offered to customers and (ii) credits or allowances additionally granted upon returns, rejections or recalls.

SECTION 2.06 INDEMNIFICATION HOLDBACK AMOUNT

Within five Business Days following the date that is 12 months after the Closing Date, Carmell shall issue to the Seller shares of Common Stock having an aggregate Market Value of $100,000, less (a) the sum of (i) any amount previously forfeited in satisfaction of any resolved or settled claim for indemnification pursuant to Section 9.01(a) by any Buyer Indemnified Person, and (ii) an amount sufficient to satisfy any then pending claim for indemnification pursuant to Section 9.01(a) by any Buyer Indemnified Person. Promptly following the final resolution of, and full payment or credit in connection with, all such pending claims, Carmell shall issue to the Seller shares of Common Stock having an aggregate Market Value of any remaining portion of the Indemnification Holdback Amount. The Indemnification Holdback Amount shall not accrue interest. Any shares of Common Stock issued pursuant to this Section 2.06 together with the Closing Stock Consideration shall be collectively referred to herein as the “Transaction Stock Consideration.”

SECTION 2.07. PURCHASE PRICE ALLOCATION

The Buyer and the Seller agree that the consideration payable under this Article II shall be allocated among the Purchased Assets for tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). A draft allocation schedule shall be prepared by the Buyer and delivered to the Seller within 60 days following the Closing Date. If the Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in the proposed allocation schedule, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the proposed allocation schedule within 10 days following the Closing Date, such dispute shall be resolved by an independent nationally recognized accounting firm appointed by mutual agreement by the Buyer and the Seller (such allocation schedule as finally agreed to by the Buyer and the Seller, the “Allocation Schedule”). The fees and expenses of such accountant shall be borne equally by the Seller and the Buyer. The Parties shall file all Tax Returns (including amended returns, claims for refund and IRS Form 8594) in a manner consistent with the Allocation Schedule. Any adjustments to the consideration payable under this Article II shall be allocated in a manner consistent with the Allocation Schedule.

SECTION 2.08 TAX WITHHOLDING

Notwithstanding any other provision of this Agreement, the Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated hereby, to any Person such amounts it is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local or foreign applicable Law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and the Buyer shall disburse such withheld amounts to the applicable Governmental Authority.

SECTION 2.09 NON-ASSIGNABLE CONTRACTS

If the assignment of any Assigned Contract requires the consent of a third party thereto which has not be obtained as of the Closing, and such failure would constitute a breach or other contravention thereof or would adversely affect the rights thereunder so that the Buyer would not in fact receive all such rights, neither this Agreement nor any other Transaction Document(s) shall be deemed to constitute an assignment of any such Assigned Contract, and the Buyer shall not assume any liabilities or obligations under any such Assigned Contract. The Seller and Parent shall (a) use their commercially reasonable efforts to obtain any such consent as soon as possible after the Closing Date and (b) unless and until such consent is obtained, take such commercially reasonable action, at the Seller’s and Parent’s expense, as the Buyer shall reasonably request, to allow the Buyer to obtain the benefits under any such Assigned Contract, including subcontracting, sublicensing or subleasing to the Buyer, or enforcing for the benefit of the Buyer any and all rights of the Seller and/or Parent, as applicable, against a third party thereto.

ARTICLE III

THE CLOSING AND CLOSING DELIVERIES

SECTION 3.01. THE CLOSING

The Closing shall occur on such date as the parties shall mutually agree, which shall be no later than the second Business Day after the day on which the satisfaction or, to the extent permitted by Law, the waiver in writing by the appropriate Party of each of the conditions precedent set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties shall use their respective best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical closing.

The Closing shall be deemed to have occurred as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The deliveries described below in Section 3.02 and Section 3.03 shall be mutually interdependent and shall be deemed to have occurred simultaneously. Notwithstanding anything to the contrary herein set forth, no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries set forth in Section 3.02 and Section 3.03 shall have occurred.

SECTION 3.02. CLOSING DELIVERIES OF THE SELLER AND PARENT

In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Seller and Parent, as applicable, shall deliver the following to the Buyer at the Closing:

(a)
a bill of sale in form and substance reasonably satisfactory to the Buyer (the “Bill of Sale”), duly executed by the Seller;
(b)
an assignment and assumption agreement in form and substance reasonably satisfactory to the Buyer (the “Seller Assignment and Assumption Agreement”), duly executed by the Seller;
(c)
an assignment and assumption agreement in form and substance reasonably satisfactory to the Buyer (the “Parent Assignment and Assumption Agreement” and, together with the Seller Assignment and Assumption Agreement, the “Assignment and Assumption Agreements”), duly executed by Parent;
(d)
an assignment of any domain names included in the Purchased Assets in form and substance reasonably satisfactory to the Buyer (the “Domain Name Assignment”), duly executed by the Seller;
(e)
one or more assignments of all Intellectual Property Rights of Parent included in the Purchased Assets each in form and substance reasonably satisfactory to the Buyer, duly executed by Parent (collectively, the “IP Assignments”);
(f)
evidence of the filing with the USPTO or foreign equivalents thereof of all assignments, documents or other instruments necessary for the purpose of recording the redomiciliation and name change of Parent consummated as of December 20, 2024 in the records of such Governmental Authority with respect to all Patents and Trademarks included in the Purchased Assets;
(g)
a transition services agreement in form and substance reasonably satisfactory to the Buyer (the “Transition Services Agreement”), duly executed by the Seller;
(h)
a certificate of an officer of the Seller, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of the Seller authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (iii) the incumbency and signatures of the Person or Persons authorized to execute this Agreement and the other Transaction Documents on behalf of the Seller;
(i)
a certificate of an officer of Parent, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of Parent authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (iii) the incumbency and signatures of the Person or Persons authorized to execute this Agreement and the other Transaction Documents on behalf of Parent;
(j)
an IRS FormW-9 properly completed and executed by the Seller;
(k)
evidence, in a form reasonably acceptable to the Buyer, that all Liens on the Purchased Assets will be released contemporaneously with or immediately following the Closing, including a completed UCC-3 termination statement and any filings required by the USPTO, each in a proper form for filing, with respect to each such Lien;
(l)
a certificate of good standing of the Seller of a recent date issued by the Secretary of State of the State of Delaware;
(m)
a completed but unfiled certificate of amendment to the Seller’s Certificate of Incorporation (the “Seller Certificate of Amendment”) in proper form for filing, changing the name of the Seller to a name dissimilar to “Elevai Skincare” (to be filed by the Seller immediately after the Closing);
(n)
all consents, waivers, notices, authorizations, approvals, exemptions, filings, registrations or qualifications listed on Schedule 3.02attached hereto; and

(o)
such other documents, instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request in order to carry out the transactions contemplated by this Agreement.

SECTION 3.03. CLOSING DELIVERIES OF THE BUYER AND CARMELL

In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Buyer shall deliver the following to the Seller at the Closing:

(a)
a book-entry statement evidencing the issuance of the Closing Stock Consideration;
(b)
the Bill of Sale, duly executed by the Buyer;
(c)
the Assignment and Assumption Agreements, duly executed by the Buyer;
(d)
the Domain Name Assignment, duly executed by the Buyer;
(e)
the IP Assignments, duly executed by the Buyer;
(f)
the Transition Services Agreement, duly executed by the Buyer;
(g)
a certificate of an officer of the Buyer stating that the conditions set forth in Section 8.02 has been satisfied;
(h)
a certificate of an officer of Carmell stating that the conditions set forth in Section 8.02 has been satisfied;
(i)
a certificate of an officer of the Buyer, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (iii) the incumbency and signatures of the Person or Persons authorized to execute this Agreement and the other Transaction Documents on behalf of the Buyer; and
(j)
a certificate of an officer of Carmell, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of Carmell authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (iii) the incumbency and signatures of the Person or Persons authorized to execute this Agreement and the other Transaction Documents on behalf of Carmell.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

The Seller and Parent jointly and severally represent and warrant to the Buyer that the statements set forth in this Article IV are true and correct as of the date hereof and as of the Closing.

SECTION 4.01. ORGANIZATION AND GOOD STANDING

(a)
The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority to conduct its business as it is presently conducted. Copies of the Governing Documents of the Seller and all amendments thereto have been made available to the Buyer and are true and correct as of the date hereof. The Seller is not in violation of its Governing Documents in any material respect. The Seller is duly qualified or licensed to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.
(b)
Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with all requisite power and authority to conduct its business as it is presently conducted. Parent owns, beneficially and of record, all the issued and outstanding Equity Interests, and no other Person owns or has any right to acquire any Equity Interests.

SECTION 4.02. AUTHORITY

The Seller and Parent have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller and Parent have been duly authorized by all necessary action on the part of the Seller, Parent, and their respective boards of directors and stockholders.

SECTION 4.03. ENFORCEABILITY

This Agreement has been, and each of the other Transaction Documents will be, duly and validly executed and delivered by each of the Seller and Parent, and this Agreement constitutes, and each of the other Transaction Documents will constitute, a valid and legally binding obligation of each of the Seller and Parent, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect (the “Enforceability Exceptions”).

SECTION 4.04. NO CONFLICT OR CONSENTS

The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller or Parent, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any of the provisions of the Seller’s or Parent’s Governing Documents; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement or any of the other Transaction Documents; (c) require the Seller or Parent to obtain the approval, consent or authorization of, give notice to, or to make any declaration, filing or registration with, any Governmental Authority or other Person; (d) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Contract to which the Seller or Parent is a party or any Order, Law or Permit of the Seller or Parent, or (e) result in the creation or imposition of any Lien on the Purchased Assets.

SECTION 4.05. TITLE TO AND CONDITION AND SUFFICIENCY OF PURCHASED ASSETS

The Seller has good and valid title to all the Purchased Assets, free and clear of any Liens. Each item of tangible personal property included in the Purchased Assets is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

SECTION 4.06. FINANCIAL STATEMENTS

The Seller has provided the Buyer with copies of the unaudited balance sheet of the Business as of November 30, 2024 (the “Balance Sheet”) and the related statements of income for the eleven months then ended (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the operating results and the financial condition of the Business on the dates and for the periods indicated, subject to normal period-end adjustments and the absence of notes and other presentation items. The Seller maintains accurate books and records, in all material respects, reflecting its assets and liabilities in accordance with GAAP.

SECTION 4.07. ACCOUNTS RECEIVABLE

All accounts receivable of the Seller that are reflected on the Balance Sheet, to the extent still remaining unpaid, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such accounts receivable. The Seller has made available to the Buyer a complete and accurate aging report of all accounts receivable reflected on the Balance Sheet.

SECTION 4.08. INVENTORY

All inventory of the Business, including any inventory reflected in the Balance Sheet, is free of any Liens and no inventory is held on a consignment basis. All inventories of the Business not so written off have been priced at the lower of cost or market utilizing the average cost method.

SECTION 4.09. NO UNDISCLOSED LIABILITIES

Except as disclosed in the Balance Sheet, or incurred since the date thereof in the ordinary course of business, none of which (a) constitute or would constitute a violation or breach of any condition or covenant in this Agreement; or (b) is a liability for breach of contract, tort, infringement, misappropriation or a claim or lawsuit, the Seller does not have any liabilities or obligations with respect to the Business.

SECTION 4.10. NO MATERIAL ADVERSE EFFECT

Since November 30, 2024, (a) no Material Adverse Effect has occurred, and the Seller has conducted its business and operations in the ordinary course of business, and (b) there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (ii) the value of the Purchased Assets.

SECTION 4.11. ASSIGNED CONTRACTS

Seller has delivered to the Buyer a true and correct copy of all Contracts to which Seller or Parent is a party in relation to the Business or by which the Business or the Purchased Assets are bound, including amendments, modifications, supplements, renewals, extensions and guarantees related thereto, that are material to the conduct or operation of the Business, the ownership of the Purchased Assets or the performance or payment of the Assumed Liabilities, including any Contract expected to result in payments to the Seller, or payments by the Seller, in excess of $10,000 annually (the “Material Contracts” and, each, a “Material Contract”). Each Material Contract is in full force and effect and is valid and binding on the Seller or Parent, as applicable, and, to the Seller’s Knowledge, the other parties thereto in accordance with its terms. None of the Seller, Parent or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that would constitute an event of default under any Material Contract, result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or threatened under any Material Contract.

SECTION 4.12. TAX MATTERS

Payment and Withholding of Taxes and Filing of Tax Returns. For all periods prior to the Closing Date: (a) the Seller has paid, or made provision for payment of, all Taxes due and payable by it as of the date hereof, whether in connection with the filing of any Tax Return, pursuant to any assessment, or otherwise; (b) the Seller has withheld, deducted, and collected and, to the extent required, paid to the proper Governmental Authority or other Person, all Taxes that the Seller, as applicable, is or was required by Law to withhold, deduct, or collect as of the date hereof; (c) the Seller has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Law as of the date hereof, and all such Tax Returns are true, correct, and complete in all material respects; (d) the Seller has not received any written notice from any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (e) no extensions or waivers of statutes of limitations have been given or requested by the Seller with respect to Taxes.

Tax Litigation and Rulings. The Seller is not a party to any Litigation: (a) brought by any taxing authority; or (b) relating to (i) the payment or non-payment of Taxes, or (ii) the filing or failure to file any Tax Returns, and, to the Knowledge of the Seller, no such Litigation has been threatened against the Seller. No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into, or issued by any taxing authority with respect to the Seller. There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns with respect to the Seller.

Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller, and to the Knowledge of the Seller, no Liens for Taxes for prior periods have been asserted or threatened.

Sales and Use Taxes. The Seller has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Authorities or has been furnished properly completed exemption certificates.

SECTION 4.13. REAL PROPERTY

The Seller does not own, legally or beneficially, or lease, and has never owned, legally or beneficially, or leased, any real propertyexcept as set forth in Section 4.13 of the Disclosure Schedules.

SECTION 4.14 INTELLECTUAL PROPERTY

The Seller has furnished to the Buyer prior to the date hereof a correct and complete list of all patents, trademarks, service marks, logos, domain names, corporate names, trade names and copyrights, and all applications therefor, that are owned by the Seller or necessary or desirable to operate the Business as currently conducted (the “Company Intellectual Property”). Such Company Intellectual Property constitute all Intellectual Property Rights necessary to conduct the Business as currently conducted, and, except for the Company Intellectual Property of Parent listed on Section 4.14 of the Disclosure Schedules, all of which will be assigned to Buyer from Parent at the Closing, the Seller has all right, title and interest in and to such Company Intellectual Property. The Seller is not party to any licenses or other agreements pursuant to which the Seller has the right to use any Intellectual Property Rights owned by other Persons (other than unmodified, commercially available “off-the-shelf” software). To the Knowledge of the Seller, neither the Seller nor Parent has violated or infringed upon or otherwise come into conflict with any Intellectual Property Rights of third parties in the conduct of the Business or the ownership or use of the Purchased Assets, and neither Seller nor Parent has received any written notice alleging any such violation, infringement or other conflict. To the Knowledge of the Seller, no third party has infringed upon or otherwise come into conflict with any Company Intellectual Property. Neither the Seller nor Parent has received any claim or notice from any other Person (x) challenging the right of the Seller or Parent to use, own or enforce any Company Intellectual Property or (y) challenging the ownership, use, validity, scope or enforceability of any Company Intellectual Property.

SECTION 4.15. COMPLIANCE WITH LAWS

The Seller is and has been in compliance with each Law applicable to the operation of the Business as currently conducted or the ownership and use of the Purchased Assets. To the Knowledge of the Seller, no event has occurred, or circumstances exist that could reasonably be expected to constitute or result in a material violation by the Seller or Parent of any Law applicable to the operation of the Business as currently conducted or the ownership and use of the Purchased Assets. Neither the Seller nor Parent has received any written notice from any Person regarding any failure of the Seller or Parent to comply with any Law applicable to the operation of the Business as currently conducted or the ownership and use of the Purchased Assets.

SECTION 4.16. LICENSES, AUTHORIZATIONS AND PERMITS

Any Permit required for the conduct of the Business is valid and in full force and effect. With respect to each Permit, the Seller is, and the Seller and Parent at all times have been, in compliance with all of the material terms and requirements thereof. To the Knowledge of the Seller, no event has occurred, or circumstance exists that could reasonably be expected to constitute or result in a material violation of or a material failure of the Seller to comply with any term or requirement thereof. Neither the Seller nor Parent has received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof. The Permits constitute all of the Permits necessary for the Seller to lawfully conduct the Business and own, operate, use, and maintain the Purchased Assets in the manner currently conducted.

SECTION 4.17 INSURANCE

The Seller and its property and assets are covered by insurance policies issued to Parent. All such insurance policies are in full force and effect in accordance with their terms and all premiums with respect thereto have been paid when due. No default exists with respect to the obligations of the Seller or Parent under any such insurance policies. There are no claims by the Seller or Parent with respect to the Business or the Purchased Assets pending under any such insurance policies where coverage has been denied or disputed by the underwriters of such insurance policies.

SECTION 4.18 EMPLOYEES

The Seller has furnished to the Buyer prior to the date hereof a complete and correct list of all employees of the Seller (the “Employees”) as of the date hereof that sets forth for each such individual the following as of the date hereof: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) whether such individual is on long- or short-term disability. There are no employment agreements to which the Seller is a party that cannot be terminated by the Seller without any obligation to pay severance or provide advance notice. No Employee is entitled to compensation, severance, or other consideration as a result of the transactions contemplated by this Agreement. The Seller is not a party to or bound by any collective bargaining agreement, and no collective bargaining agreement covering the Seller’s employees is currently being negotiated. In addition, no dispute with or claim against the Seller relating to any labor or employment matter including employment practices, discrimination, terms and conditions of employment, or wages and hours is outstanding or, to the Seller’s Knowledge, is threatened.

SECTION 4.19. LEGAL AND OTHER PROCEEDINGS

There is no Litigation pending, to the Seller’s Knowledge, threatened (a) against Seller, the Purchased Assets or the Business or (b) by or against the Seller or any Affiliate of the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation. The Seller is not subject to any Order, and there is not any investigation pending or, to the Knowledge of the Seller, threatened in which the Seller or any Affiliate of the Seller is the subject or target by any Governmental Authority or other Person.

SECTION 4.20 RELATED PARTY TRANSACTIONS

There are no Contracts or other arrangements involving the Business in which the Seller, its Affiliates, or any of its or their respective directors, officers, or employees is a party, has a financial interest, or otherwise owns or leases any Purchased Asset except as set forth in the SEC Reports.

SECTION 4.21 ACCREDITED INVESTOR, INVESTMENT EXPERIENCE, RESTRICTED SECURITIES.

(a)
The Seller is an “accredited investor” as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act and acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Transaction Stock Consideration. The Seller is acquiring the shares of Common Stock issuable as the Transaction Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of cash securities in violation of any federal or state securities Laws. The Seller has not been formed for the specific purpose of acquiring the Transaction Stock Consideration issuable hereunder. The Seller is not acquiring the Transaction Stock Consideration as a result of any advertisement, article, notice or other communication regarding the Transaction Stock Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement. The Seller, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transaction Stock Consideration, and has so evaluated the merits and risks of such investment. The Seller is able to bear the economic risk of an investment in the Transaction Stock Consideration and, at the present time, is able to afford a complete loss of such investment.

(b)
The Seller understands that, except as otherwise required pursuant to Section 7.07, the Transaction Stock Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the shares of Common Stock issuable as the Transaction Stock Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these Laws, the Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available, and the book-entry position representing such shares shall contain a legend or restrictive notation to such effect. The Seller acknowledges that, except as otherwise provided in Section 7.07, neither the Buyer nor any of its Affiliates has any obligation to register or qualify the Transaction Stock Consideration for resale. The Seller acknowledges that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transaction Stock Consideration.

SECTION 4.22. BROKERS AND FINDERS

No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

SECTION 4.23. NO OTHER REPRESENTATIONS OR WARRANTIES.

Except for the representations and warranties contained in this Article IV (including the related portions of the disclosure schedules), (a) neither Seller nor Parent makes any warranty with respect to any technology, patents, goods, services, rights or other information furnished to the Buyer or Carmell regarding the Business and the Purchased Assets, and (ii) Seller and Parent hereby disclaim any other warranties of merchantability or fitness for a particular purpose with respect to the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CARMELL

The Buyer and Carmell jointly and severally hereby represent and warrant to the Seller and Parent that the statements set forth in this Article V are true and correct as of the date hereof and as of Closing.

SECTION 5.01. ORGANIZATION AND GOOD STANDING

The Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Carmell is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 5.02. AUTHORITY

Each of the Buyer and Carmell has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and Carmell have been duly authorized by all necessary corporate action on the part of the Buyer and Carmell, as applicable.

SECTION 5.03. ENFORCEABILITY

This Agreement has been duly and validly executed and delivered by each of the Buyer and Carmell and constitutes a valid and legally binding obligation of each of the Buyer and Carmell, enforceable against each of the Buyer and Carmell in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

SECTION 5.04. NO CONFLICT

The Buyer’s and Carmell’s execution, delivery and performance of this Agreement does not, and the Buyer’s and Carmell’s consummation of the transactions contemplated by this Agreement will not: (a) violate or conflict with any of the provisions of the Buyer’s and Carmell’s Governing Documents, as applicable; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement or any of the other Transaction Documents; (c) require the Buyer and Carmell to obtain the approval, consent or authorization of, give notice to, or to make any declaration, filing or registration with, any Governmental Authority or other Person, except as may be required under the Exchange Act, the Securities Act, the rules of the Nasdaq Stock Market LLC or state securities laws (the “Buyer Required Consents”), or (d) subject to the Buyer Required Consents, violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Contract to which the Buyer and Carmell is a party or any Order, Law or Permit of the Buyer.

SECTION 5.05. BROKER’S FEES.

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

SECTION 5.06. COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS

Each of the Buyer and Carmell is in compliance with all Laws and Orders which would materially affect its ability to perform its respective obligations hereunder. There is no Litigation pending or, to the Buyer’s Knowledge, threatened against or by the Buyer and Carmell that challenges or seeks, or could reasonably be expected, to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

SECTION 5.07. SHARES

When issued to the Seller upon the terms and subject to the conditions set forth herein and assuming the accuracy of the representations and warranties of the Seller and Parent in Section 4.21, the shares of Common Stock issuable as the Transaction Stock Consideration pursuant to this Agreement will be validly issued, fully paid, and non-assessable, and free and clear of all security interests and restrictions on transferability, other than restrictions on transferability pursuant to federal or state securities laws.

SECTION 5.08. SEC REPORTS.

Carmell has filed in a timely manner with the SEC all reports, schedules, forms, statements and other documents required to be filed by Carmell under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof (the “Carmell SEC Filings”). As of their respective dates, all Carmell SEC Filings complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder, and none of such Carmell SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.09 NO RELIANCE.

The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV (including the related portions of the Disclosure Schedules); and (b) neither Seller nor Parent has made any representation or warranty as to Seller, the Business, or the Purchased Assets, except as expressly set forth in Article IV (including the related portions of the Disclosure Schedules).

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Survival of Seller’s AND PARENT’S Representations and Warranties

All representations and warranties made by the Seller and Parent in Article IV or in the certificates delivered by Seller pursuant to Section 8.01(d)(i) shall survive the Closing until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect, other than (i) any representation or warranty that was not true when made and was made with the intent to defraud Buyer, which shall survive indefinitely: (ii) the Fundamental Representations and Warranties which shall survive until the third (3rd) anniversary of the Closing Date; and (iii) any representation or warranty made by Seller and Parent in Section 4.10 (Taxes) which shall survive until the date on which the statute of limitations applicable to the matter covered by such representation and warranty expires. All covenants and agreements of the Seller and Parent contained herein shall survive the Closing for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

SECTION 6.02. Survival of the Buyer’s AND CARMELL’S Representations and Warranties

All representations and warranties made by the Buyer and Carmell in Article V shall survive the Closing until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect, other than any representation or warranty that was not true when made and was made with the intent to defraud Seller, which shall survive indefinitely.

ARTICLE VII

COVENANTS AND AGREEMENTS OF THE PARTIES

SECTION 7.01. PRE-CLOSING COVENANTS OF THE SELLER AND PARENT

(a)
Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance withArticle X, the Seller and Parent shall use their respective commercially reasonable efforts to cause the conditions of Closing set forth in Section 8.01below to be satisfied.
(b)
Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Seller and Parent shall use commercially reasonable efforts to make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article X, the Seller and Parent shall: (i) reasonably cooperate with the Buyer and Carmell with respect to all filings that they are required to make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the Buyer and Carmell in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.
(c)
Access. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article X, the Seller and Parent shall: (i) afford the Buyer and their Representatives reasonable access to and the right to inspect all of the properties, assets, premises, records and other documents and data related to the Business, the Purchased Assets or the Assumed Liabilities; (ii) furnish the Buyer and their Representatives with such financial, operating and other data and information related to them as the Buyer and their Representatives may reasonably request or require in order to complete their due diligence investigation; and (iii) instruct their respective Representatives to cooperate with the Buyer and its Representatives in their investigation of the Business, the Purchased Assets or the Assumed Liabilities; provided, however, that any such access, inspection and investigation shall be conducted during normal business hours, preceded by reasonable advance notice to the Seller or Parent, as applicable, under the supervision of their applicable personnel and in such a manner as not to interfere with the normal operations of the Seller or Parent, unless otherwise agreed by such Party. Notwithstanding anything to the contrary in this Agreement, neither the Seller or Parent shall be required to disclose any information to the Buyer or their Representatives if such disclosure would (y) jeopardize any attorney-client privilege; or (z) contravene any applicable Law.
(d)
Operation of the Business Prior to Closing. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article X, the Seller shall operate and maintain the Business and the Purchased Assets in substantially the same manner in which they have been operated and maintained before the date hereof and shall (i) comply with all Laws applicable to the Business, the Purchased Assets and the Assumed Liabilities and (ii) use commercially reasonable efforts to preserve the business organization and the relationships it currently maintains with its Representatives, distributors, customers and suppliers.
(e)
No Negotiation. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article X, neither the Seller nor Parent shall, directly or indirectly: (i) solicit, encourage, seek, entertain, support, assist, participate in or initiate any inquiries, negotiations, discussions or proposals with any third party with respect to any offer or proposal relating to any sale or business combination transaction involving the Seller, including any sale of Equity Interests, the merger or consolidation of the Seller, the sale of the Seller’s assets or properties (other than sales of inventory in the ordinary course of business), license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any Person concerning the business or properties of the Seller, or afford any Person access to its properties, books, records, not customarily afforded such access; or (iii) enter into any agreement with any Person with respect to any of the foregoing, in each case other than the Buyer or its Representatives.

SECTION 7.02. PRE-CLOSING COVENANTS OF THE BUYER AND CARMELL

(a)
Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article X, the Buyer and Carmell shall use commercially reasonable efforts to cause the conditions of Closing set forth in Section 8.02 below to be satisfied.
(b)
Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Buyer and Carmell shall use commercially reasonable efforts to make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article X, the Buyer and Carmell shall: (i) reasonably cooperate with the Seller and Parent with respect to all filings that they are required to make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the Seller and Parent in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

SECTION 7.03. FURTHER ASSURANCES

If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX below).

Without limiting the generality of the foregoing, if, after the Closing, for the duration of the Transition Services Agreement, the Buyer so determines as to any Contract that is related to the Business but that was not an Assigned Contract listed on Schedule 1.01 hereto as of the Closing, the Buyer may elect by written notice to the Seller (which may be in the form of an email to counsel to the Seller) to designate such Contract (each, an “Additional Contract”) for assignment by the Seller or Parent to the Buyer, without further consideration being due or paid from the Buyer. Upon the designation of any such Additional Contract pursuant to this Section 7.03(b), and as soon as reasonably practicable following such designation, (a) the Seller or Parent, as applicable, shall seek to assign to the Buyer such Additional Contract in accordance with the terms hereof (the “Additional Contract Assignment”), and (b) the Seller and Parent shall use their respective reasonable best efforts to obtain any consent, waiver, authorization, or approval of a third party or provide any notice to a third party, in each such case, required for such Additional Contract Assignment. For the avoidance of doubt, the Buyer shall not be liable for any obligations or liabilities of the Seller or Parent under such Additional Contracts except to the extent (i) such liabilities and obligations are required to be performed after the effective date of the Additional Contract Assignment, (ii) were incurred in the ordinary course of business, and (iii) do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by the Seller, Parent or any of their respective Affiliates on or prior to the effective date of the Additional Contract Assignment.

SECTION 7.04 CONFIDENTIALITY

From and after the Closing, each of Parent and the Seller shall, and shall cause its respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Parent and the Seller can show that such information: (a) is generally available to and known by the public through no fault of Parent, the Seller, any of their respective Affiliates, or their respective Representatives; or (b) is lawfully acquired by Parent, the Seller, any of their respective Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Parent, the Seller, any of their respective Affiliates or their respective Representatives are compelled to disclose any information by Order or Law, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Parent and the Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

SECTION 7.05 RECEIVABLES

From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable included in the Purchased Assets or any other Purchased Asset, the Seller or its Affiliate shall remit such funds to the Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to the Seller within five Business Days after its receipt thereof.

SECTION 7.06 TRANSFER TAXES

All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.07 REGISTRATION

(a)
Carmell shall use its reasonable best efforts to register the resale by the Seller of the shares of Common Stock issued as the Transaction Stock Consideration pursuant to this Agreement (the “Registrable Securities”) on a registration statement on Form S-3 or such other appropriate form permitting the registration of all Registrable Securities for resale (the “Registration Statement”) within 90 days of the Closing Date (the “Filing Deadline”), and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the SEC has notified Carmell that it will not review, or has completed its review, of the Registration Statement, and to keep such Registration Statement effective until there are no longer any Registrable Securities hereunder.
(b)
Notwithstanding anything to the contrary contained herein, Carmell may, upon written notice to the Seller, suspend the use of the Registration Statement, including any prospectus that forms a part of the Registration Statement, if (i) the SEC or any other federal or state Governmental Authority has issued a stop order suspending the effectiveness of the Registration Statement or initiated any proceedings for that purpose, (ii) Carmell receives notice with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation of any proceedings for that purpose, and (iii) any event or passage of time occurs that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or the related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, the related prospectus or other documents so that, in the case of a Registration Statement or the related prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) any pending corporate development with respect to Carmell occurs or exists that Carmell believes may be material and that, in the determination of Carmell, makes it not in the best interest of Carmell to allow continued availability of a Registration Statement or the related prospectus; provided, however, in no event shall the Seller be suspended from selling the Registrable Securities pursuant to the Registration Statement under foregoing (iii) or (iv) for a period that exceeds 90 consecutive Trading Days or an aggregate of 120 Trading Days (which need not be consecutive) in any given three hundred sixty (360)-day period. Upon disclosure of such information or the termination of the condition described above, Carmell shall provide prompt notice to the Seller, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby.
(c)
Parent and the Seller agree that, while Parent or the Seller is in possession of material non-public information regarding Carmell or its Common Stock, none of Parent, the Seller nor any of their respective Affiliates will be permitted to engage in any transactions in or relating to the Common Stock.
(d)
For purposes of this Section 7.07, a share of Common Stock shall cease to be a Registrable Security upon the earliest to occur of the following: (i) a Registration Statement registering such share under the Securities Act has been declared or becomes effective and such share has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Registration Statement, (ii) such share is sold pursuant to Rule 144 under circumstances in which any legend borne by such share relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by Carmell, or (iii) the first date such share is eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales, holding period and without the holder complying with any method of sale requirements or notice requirements under Rule 144. Notwithstanding the foregoing, no shares of Common Stock issuable hereunder shall be Registrable Shares following the third anniversary of the date on which the Registration Statement is declared effective.
(e)
If, at any time there is not an effective Registration Statement covering all of the Registrable Securities and Carmell shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of its Common Stock, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with Carmell’s stock option or other employee benefit plans, then Carmell shall deliver to Seller a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, the Seller shall so request in writing, Carmell shall include in such registration statement all or any part of such Registrable Securities the Seller requests to be registered; provided, however, that Carmell shall not be required to comply with this Section 7.07(e) with respect to any Registrable Securities that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the SEC pursuant to the Securities Act or that are the subject of a then effective Registration Statement that is available for resales or other dispositions of the Seller.
(f)
If a Registration Statement covering the Registrable Securities is not filed with the SEC by the Filing Deadline, the Company will pay to the Seller as liquidated damages and not as a penalty an amount equal to one percent (1.0%) of the Market Value of the Registrable Securities for the initial day of failure to file such Registration Statement by the Filing Deadline and for each 30-day period (or pro rata portion thereof with respect to a final period, if any) thereafter during which no such Registration Statement is filed with respect to the Registrable Securities. Such payments shall be made to the Seller in cash no later than ten (10) Business Days after the end of the date of the initial failure to file such Registration Statement by the Filing Deadline and each subsequent 30-day period (or portion thereof with respect to a final period, if any) thereafter until such Registration Statement is filed with respect to the Registrable Securities. Interest shall accrue at the rate of one percent (1.0%) per month on any such liquidated damages payments that shall not be paid by the applicable payment date until such amount is paid in full.

Section 7.08 CHANGE OF NAME.

Within 10 Business Days of the Closing, Parent and the Seller shall deliver to the Buyer evidence that the Seller Certificate of Amendment has been filed. From and after the Closing, the Seller and Parent will cease to use, and not grant any license to use, any name, slogan, logo, trademark or assumed name containing “Elevai Skincare,” “Elevai Labs,” “Elevai” or derivations thereof and will take such actions as the Buyer may reasonably request to enable the Buyer and its Affiliates to use such names, slogans, logos, trademarks and assumed names.

Section 7.09 RESTRICTIVE COVENANTS.

Non-Competition. During the Restricted Period, each of the Seller and Parent shall not, and shall cause its respective Affiliates not to, directly or indirectly, (i) engage in any Competing Business or (ii) own, manage, operate or control (or participate in the ownership, management, operation or control of), be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided that the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as such Person has no active participation in the business, management or operation of such entity.

Non-Solicitation. During the Restricted Period, each of the Seller and Parent shall not, and shall cause its respective Affiliates not to, in each case, directly or indirectly, (i) hire or engage in any capacity any employee of Carmell, the Buyer or any of their respective Affiliates that was an employee of the Seller or any of its Affiliates at any time within the twelve (12) months preceding Closing (each, a “Restricted Employee”), or (ii) solicit, entice or induce any Restricted Employee to terminate his or her employment with Carmell, the Buyer or any of their respective Affiliates or otherwise interfere with any of Carmell’s, the Buyer’s or any of their respective Affiliates’ employment relationships; provided, that the foregoing shall not be violated by general employment solicitations that are not specifically directed at any such employees, so long as no Person is actually hired in violation of the foregoing as a result thereof.

During the Restricted Period, each of the Seller and Parent shall not, and shall cause its Affiliates not to, in each case, directly or indirectly, solicit, entice or induce any customer, supplier, distributor, sales representative, agent or contractor of Carmell, the Buyer, the Business, or any of their respective Affiliates to terminate his, her or its relationship with, or reduce the amount of business that he, she or it does with, Carmell, the Buyer, the Business, or any of their respective Affiliates, or otherwise interfere with any of Carmell’s, the Buyer’s, the Business’ or any of their respective Affiliates’ customer, supplier, distributor, contractor or other business relationships.

Non-Disparagement. Each of the Seller and Parent agrees that, from and after the Closing Date, such Party shall not, and shall cause its respective Affiliates not to, in any way, either directly or indirectly, disparage Carmell, the Buyer, the Business, any of their respective Affiliates or any of their respective businesses, products, services, management, business practices, officers, managers, directors, employees or agents in any way that could adversely affect the goodwill, reputation or business relationships of Carmell, the Buyer, the Business or any of their respective Affiliates; provided, however, that the forgoing shall not restrict any Person’s truthful cooperation or testimony in connection with any investigation or inquiry by a Governmental Authority.

If either Parent or the Seller or any of their respective Affiliates is in breach of any of the provisions of this Section 7.09, then the Restricted Period will be extended by the length of time during which such Person is in breach of any of such provisions.

Each the Seller and Parent acknowledges the highly competitive nature of the Business and acknowledges that the duration, geographical scope and subject matter of the restrictions contained in this Section 7.09 are reasonable and necessary to protect the goodwill, business relationships, legitimate business interests and confidential information of Carmell, the Buyer, the Business, and their respective Affiliates. The Parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 7.09. If at the time of enforcement of any provision of this Section 7.09, a court of competent jurisdiction holds that the restrictions set forth herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographic area permitted by the applicable Laws of such jurisdiction will be substituted for the stated period, scope or geographical area and that such court shall be allowed to, and is hereby requested to, revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law; provided, that if any such restriction cannot be, or is not, so revised, then such restriction shall be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of this Section 7.09 enforceable in such jurisdiction and such shall not affect any other provision of this Agreement. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. CONDITIONS PRECEDENT OF THE SELLER AND PARENT

The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Buyer:

(a)
Accuracy of Representations and Warranties. The representations and warranties made by Seller and Parent in Article IVshall be accurate in all material respects (other than representations and warranties subject to a materiality qualification and the Fundamental Representations and Warranties, each of which shall be accurate in all respects) as of the date of this Agreement and as of the Closing Date.
(b)
Performance of Covenants and Agreements. Each of the Seller and Parent shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by the Seller or Parent, as applicable, at or prior to the Closing.
(c)
No Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor has any event occurred to the Knowledge of the Seller which would be reasonably likely to result in, any Material Adverse Effect.

(d)
Bring Down Certificate. The Seller shall have delivered a certificate to the Buyer, dated as of the Closing Date, in which Seller certifies satisfaction of the conditions described in Section 8.01(a), Section 8.01(b) and Section 8.01(c).
(e)
Closing Deliverables. The Seller or Parent, as applicable, shall have delivered the items required to be delivered at the Closing pursuant to Section 3.02.
(f)
No Injunction. No Order shall exist against any of the Parties that restrains, prevents or materially alters the transactions contemplated by this Agreement.

SECTION 8.02. BUYER’S CONDITIONS PRECEDENT

The obligation of the Seller and Parent to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by Seller:

(a)
Accuracy of Representations and Warranties. The representations and warranties made by the Buyer and Carmell in Article V shall be accurate in all material respects (other than representations and warranties subject to a materiality qualification each of which shall be accurate in all respects) as of the date of this Agreement and as of the Closing Date.
(b)
Performance by the Buyer. The Buyer and Carmell shall have performed and complied in all material respects with all of the covenants and obligations of this Agreement required to be performed and complied with by the Buyer and Carmell at or prior to the Closing.
(c)
Bring Down Certificate. The Buyer and Carmell shall have delivered a certificate to Seller, dated as of the Closing Date, in which the Buyer and Carmell certifies the satisfaction of the conditions described in Section 8.02(a) and Section 8.02(b).
(d)
Closing Deliverables. The Buyer and Carmell shall have delivered the items required to be delivered at the Closing pursuant to Section 3.03.
(e)
No Injunction. No Order shall exist against any of the Parties that restrains, prevents or materially alters the transactions contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. INDEMNIFICATION BY SELLER AND PARENT

From and after the Closing and subject to the limitations set forth herein, the Seller and Parent shall jointly and severally indemnify the Buyer Indemnified Persons for all Losses resulting from:

(a)
any inaccuracy in or breach of the representations and warranties made by Seller and Parent in Article IV or the certificate delivered by Seller pursuant to Section 8.01(d);
(b)
any breach of any covenant or agreement made by the Seller or Parent in this Agreement;
(c)
any Excluded Asset or Excluded Liability;
(d)
any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Parent, the Seller or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date; or
(e)
any Regulatory Liabilities.

SECTION 9.02. INDEMNIFICATION BY CARMELL

From and after the Closing and subject to the limitations set forth herein, Carmell shall indemnify the Seller Indemnified Persons for all Losses resulting from:

(a)
any inaccuracy in or breach of the representations and warranties made by the Buyer or Carmell in Article V or the certificate delivered by the Buyer or Carmell pursuant to Section 8.02(c); and
(b)
any breach of any covenant or agreement made by the Buyer in this Agreement.

SECTION 9.03. LIMITATIONS.

The aggregate liability of the Buyer and Carmell for all claims for indemnification made by the Seller Indemnified Persons pursuant to Section 9.02(a) (except for Losses based on fraud) shall be limited to an aggregate amount equal to one hundred thousand dollars ($100,000). Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Buyer and Carmell to all Seller

Indemnified Persons pursuant to Section 9.02 (except for Losses based on fraud) shall be limited to an amount equal to five hundred thousand dollars ($500,000).

SECTION 9.04. INDEMNITY AS SOLE RECOURSE

The sole recourse and exclusive remedy of any Indemnified Person for breaches of or inaccuracies in any representations, warranties, covenants or agreements contained in this Agreement, or in any certificate delivered in connection herewith, shall be indemnification under this Article IX, and the Indemnified Person may not bring any other claim whatsoever in connection therewith, except that the foregoing provision shall not preclude the Indemnified Person from (a) asserting other remedies in connection with claims based on fraud, (b) seeking injunctive or other equitable relief, or (c) exercising their rights under or pursuant to Section 11.10.

SECTION 9.05. THIRD-PARTY CLAIMS

(a)
Promptly after receipt by an Indemnified Person of notice of the assertion of a claim against it by a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person or one of their respective Affiliates) for which the Indemnified Person is entitled to indemnity hereunder (a “Third-Party Claim”), the Indemnified Person shall give notice to the Indemnifying Person of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is actually materially and adversely prejudiced by the Indemnified Person’s failure to give such notice. Such notice by the Indemnified Person shall: (i) describe the Third-Party Claim in reasonable detail and (ii) indicate the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith estimate of the amount of Losses that could be expected to be incurred.
(b)
If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.04(a) of the assertion of a Third-Party Claim, the Indemnifying Person, upon written notice to the Indemnified Party, shall be entitled to participate in the defense of such Third-Party Claim at its sole cost and expense and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.
(c)
The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. If the Indemnifying Person elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Person in writing of its election to defend as provided in this Agreement, the Indemnified Person may, subject to Section 9.04(d), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The Parties shall (and shall cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third- Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(d)
In the event the Indemnifying Person assumes the defense of any Third-Party Claim, the Indemnifying Person shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed). If, however, the Indemnifying Person does not assume the defense of the Third-Party Claim, the Indemnified Person shall not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (x) there is no finding or admission of any violation of Law by the Indemnifying Person in such settlement; (y) the sole relief provided in such settlement is monetary damages; and (z) such settlement provides, in customary form, for the release of the Indemnifying Person from all liabilities and obligations in connection with such Third-Party Claim.

SECTION 9.06. MAKING OF CLAIMS

(a)
Any Buyer Indemnified Person may bring a claim for indemnification by Seller under Section 9.01(subject to the other limitations set forth herein) by delivering a written notice of such claim to the Seller (in which it describes such claim in reasonable detail, specifying the representations, warranties, covenants or agreements it alleges to have been inaccurate, breached or violated and identifying its Losses, to the extent then known) prior to the expiration of the applicable survival period set forth in Section 6.01.
(b)
Any Seller Indemnified Person may bring a claim for indemnification by Carmell under Section 9.02(in each case subject to the other limitations set forth herein), by delivering a written notice of such claim to the Carmell (in which it describes such claim in reasonable detail, specifying the representations, warranties, covenants or agreements it alleges to have been inaccurate, breached or violated to the extent then known) prior to the expiration of the applicable survival period set forth in Section 6.02.
(c)
Any claims for indemnification asserted as provided in this Section 9.05 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Any claim for indemnification based on an inaccuracy or breach of a representation or warranty (or a certificate provided pursuant to either Section 8.01(d) or Section 8.02(c)) that is not brought as provided in this Article IX prior to the expiration date of the applicable survival period may not be brought thereafter and shall be forever barred.

SECTION 9.07. ADJUSTMENTS TO THE PURCHASE PRICE

The Parties shall treat any amounts payable under this Article IX as an adjustment to the purchase price hereunder for Tax purposes unless otherwise required by Law.

ARTICLE X

TERMINATION OF THIS AGREEMENT

SECTION 10.01. TERMINATION EVENTS

This Agreement may be terminated:

(a)
by the Buyer if a material breach of any provision of this Agreement has been committed by the Seller or Parent, and such breach has not been either (i) waived in writing, or (ii) cured within ten (10) days after notice of such breach is delivered by Buyer to the Seller;
(b)
by the Seller if a material breach of any provision of this Agreement has been committed by the Buyer or Carmell and such breach has not been either (i) waived in writing, or (ii) if capable of being cured, cured within ten (10) days after notice of such breach is delivered by the Seller to Buyer;
(c)
by the Buyer if any of the conditions precedent set forth in Section 8.01 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of January 17, 2025 or if satisfaction of such a condition becomes impossible (other than through failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before such date;
(d)
by the Seller if any of the conditions precedent set forth in Section 8.02 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of January 17, 2025 or if satisfaction of such a condition becomes impossible (other than through failure of the Seller or Parent to comply with their respective obligations under this Agreement) and the Seller has not waived such condition on or before such date;
(e)
by the Buyer if, since the date of this Agreement, there has been, or there has occurred any event which would be reasonably likely to result in, any Material Adverse Effect; and
(f)
by mutual written agreement of the Buyer, on the one hand, and the Seller, on the other hand.

SECTION 10.02. EFFECT OF TERMINATION

If this Agreement is terminated under Section 10.01 above, no Party shall have any further rights or obligations under this Agreement, except: (a) under this Section 10.01 and Article XI below, which shall survive indefinitely; and (b) that the foregoing shall not relieve any Party of any liability resulting from fraud or such Party’s intentional breach of, this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. ASSIGNMENT

The Buyer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller, provided that the Buyer may assign this Agreement without the consent of any other Party to any Affiliate of the Buyer (but notwithstanding such assignment shall remain liable in all respects for the performance of this Agreement). Each of the Seller and Parent may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Buyer.

SECTION 11.02. NOTICES

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Buyer:

Carmell Corporation

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Bryan Cassaday, Chief Financial Officer

Email: bc@carmellcorp.com

With a copy (with shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attn: Michael A. Hedge

Email: michael.hedge@klgates.com

If to Seller or Parent:

Elevai Labs Inc.,

120 Newport Center Drive

Newport Beach, CA 92660

Attention: Graydon Bensler, Chief Executive Officer

Email: graydon@elevailabs.com

With a copy (with shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31s Floor

New York, NY 10036

Attention: Ross D. Carmel, Esq.

Email: rcarmel@srfc.law

A Party may change its address, contact person, or email address by providing written notice, in accordance with the foregoing provisions of this Section 11.02, to the other Parties of such change.

SECTION 11.03. EXPENSES

Except as otherwise provided herein, all costs, fees and expenses incurred by any Party incident to the negotiation and preparation of this Agreement and to the performance and compliance with all agreements contained herein, including the fees, expenses and disbursements of any Representatives, counsel and accountants engaged by any such Party, shall be borne solely by the Party which has incurred such expense.

SECTION 11.04. GOVERNING LAW; FORUM; WAIVER OF JURY TRIAL

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to such jurisdiction’s conflict of laws principles.

(a)
Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement shall be brought in Delaware in any court of competent jurisdiction, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Agreement in any other court. The Parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any Party anywhere in the world.
(b)
EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 11.05. PARTIAL INVALIDITY

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 11.06. EXECUTION IN COUNTERPARTS; FACSIMILE AND E-MAIL SIGNATURES

This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each Party has executed one counterpart and delivered it to the other Party or Parties. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the Party on whose behalf it has been affixed.

SECTION 11.07. ENTIRE AGREEMENT, AMENDMENTS, AND WAIVERS

This Agreement (along with each other agreement, certificate, document, or instrument executed in connection herewith) contains the entire understanding of the Parties with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the Parties. The Parties may amend, modify, and supplement this Agreement only by the written agreement of the Buyer, on the one hand, and the Seller and Parent, on the other hand. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 11.08. PUBLIC ANNOUNCEMENTS

No Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated by this Agreement before consulting with the other Parties and obtaining the other Parties’ prior written approval, except that no such consultation or approval shall be necessary to the extent disclosure may be required by Law or the rules or regulations of securities exchanges, in which case the Party issuing such press release or making such public statement shall, to the extent legally permissible and reasonably practicable, make reasonable efforts to notify the other of the existence of such requirement prior to publication. The Buyer and the Seller will consult with each other concerning the means by which contractors, customers, suppliers, and others having dealings with the Seller will be informed of the transactions contemplated by this Agreement, if at all, and the Buyer will have the right to be present for any such communication.

SECTION 11.09. SPECIFIC PERFORMANCE

Each of the Parties hereto acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any such Party, money damages may be inadequate, and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to seek to enforce its rights and the other Party’s or Parties’ obligations hereunder not only by an action for damages but also by an action, for specific performance, injunctive and/or other equitable relief (without the posting of bond or other security). Each of the Parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Seller or Parent, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

SECTION 11.10. PARTIES IN INTEREST

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as specifically identified herein (including with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons not parties hereto, each of whom is expressly made a third-party beneficiary hereof), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cutis Cura Corporation

By: /s/ Kendra Bracken-Ferguson

Name: Kendra Bracken-Ferguson

Title: Chief Executive Officer and President

CARMELL CORPORATION

By: /s/ Kendra Bracken-Ferguson

Name: Kendra Bracken-Ferguson

Title: Chief Executive Officer

PMGC HOLDINGS INC.

By: /s/ Graydon Bensler

Name: Graydon Bensler

Title: Chief Executive Officer

ELEVAI SKINCARE, INC.

By: /s/ Graydon Bensler

Name: Graydon Bensler

Title: Chief Financial Officer